Exhibit 99.1

Volt Information Sciences Provides Update on Fiscal 2009 and 2010 Business Performance and Status of Financial Filings

New York, NY, January 19, 2011 – Volt Information Sciences, Inc. (NYSE: VOL) today provided a business update and reported selected unaudited financial information for its fiscal years 2009 and 2010. The Company noted that, due to a previously announced accounting review, all numbers presented in this release are estimates.

The Company also reported that yesterday it had filed a notification with the Securities and Exchange Commission that it would not file its Annual Report on Form 10-K for the year ended October 31, 2010 by its extended February 1, 2011 due date. As a result the Company has notified the New York Stock Exchange that it will not meet the NYSE deadline of February 1, 2011 for filing with the SEC the Company’s 10-K Report for the year ended November 1, 2009. Given the notification of this further filing delay, the Company expects the New York Stock Exchange to initiate suspension and delisting procedures, with Volt shares subsequently being quoted on the over-the-counter market (see below for further detail).  The Company intends to seek relisting after all its SEC filings are current.

Steven Shaw, Volt’s President and Chief Executive Officer, said, “Our business remains operationally and financially strong.  We recently had one of our best growth quarters in our staffing business, and I am very pleased with the direction of the trends in that segment. We remain committed to delivering high-quality services throughout the Company and to investing and expanding our offerings, and are making significant strides with our business improvement initiatives.”

Mr. Shaw continued, “While we are disappointed that our accounting review is not yet complete, we are making progress and are working to complete the process.  I remain excited about the business opportunities in front of us and am confident that our ability to provide integrated global product and service offerings that combine our talent, technology and consulting services uniquely positions us to meet our clients’ needs as we have done for over 60 years.”

Business Performance Update

Staffing Services Segment

Revenues of the Company’s Staffing Services Segment, which account for a majority of the Company’s total revenues, were approximately $1.6 billion in each of fiscal 2010 and 2009. Gross margins for fiscal 2010 were relatively consistent with fiscal 2009 and 2008. Revenues in the fiscal fourth quarter of 2010 were approximately $456 million, compared to approximately $373 million for the same period in 2009.  On average, approximately 32,800 U.S. staffing employees were on assignment in the quarter, compared to approximately 27,600 in the fourth quarter of 2009. The growth reflects an improvement in the overall staffing industry and the Company’s success in fulfilling its customers’ requirements.

Telecommunications Services Segment

The Company’s Telecommunications Services Segment continued to focus on exiting unprofitable business lines as reflected in reduced revenues in fiscal 2010 to approximately $48 million from $83 million in fiscal 2009. The Telecom Segment incurred losses that did not exceed $10 million in either of fiscal 2010 and 2009 resulting from cost overruns on several large jobs, while the reduction in overhead costs lagged the decrease in revenues because of the need to finish existing jobs. The exiting of these unprofitable business lines is expected to lead to the elimination of losses in this segment.

Computer Systems Segment

The Computer Systems Segment has continued to be negatively impacted by a decline in traditional directory assistance volume but is experiencing increased activity in projects and overseas markets as well as in its third party maintenance operations. Revenues and income from the Computer Systems Segment will be reported after the accounting review is completed and financial statements are finalized.

Printing and Other Segment

The Printing and Other Segment’s revenues were approximately $16 million in each of fiscal 2010 and 2009. The segment had a small loss in each of fiscal 2010 and 2009 due to the competitive economic environment and the mix of printing jobs.

Liquidity

On October 31, 2010, the Company had cash and cash equivalents of approximately $51 million and an additional $30 million of cash set aside as collateral for credit lines.  The Company also had approximately $100 million available from its accounts receivable securitization program. The Company’s consolidated borrowings were approximately $84 million at October 31, 2010, which includes approximately $23 million of foreign currency borrowings and $50 million drawn under the $150 million securitization program. The Company believes that it has more than ample liquidity to meet its current business requirements.

See the unaudited estimated condensed statements of cash flows and summary of borrowing and cash positions below.

Annual Report Filing and Listing Status

The Company anticipates that when the NYSE commences the delisting process, Volt’s common stock will be immediately eligible for quotation through the facilities of the OTC Markets Group Inc., in which event the Company will advise the public by press release of the new symbol for its common stock when available.  The Company expects no interruption of trading in its common stock, nor any effect on its credit facilities, ongoing operations or its ability to service customers. The Company intends to continue to maintain its status as a reporting company with the SEC and update its shareholders on material events and financial information.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2010 and 2009 annual financial statements, the effects of the accounting review on financial results for the fiscal years 2005 through 2008, the restatement of stockholders’ equity as of the beginning of fiscal year 2005 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements may result in changes to the Company’s financial statements for fiscal years 2005 through 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2009 and 2010 Forms 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2010 or 2009 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for the periods ended October 28, 2007 and November 2, 2008 and for quarterly periods through May 3, 2009.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic”, “confident”, “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
Ron Kochman
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-2400

VOLT INFORMATION SCIENCES, INC.

	November 2, 2008	November 1, 2009	October 31, 2010
Unaudited, Estimated Condensed Statements of Cash Flows (in Thousands)
Cash and cash equivalents at beginning of year	$40,343	$120,929	$118,757

Cash used in connection with restatement and related investigations	-	(99)	(21,429)
Net cash provided by (used in) all other operating activities	(69,191)	51,666	729
Net cash provided by (used in) operating activities	(69,191)	51,567	(20,700)

Net cash provided by (used in) investing activities	(28,558)	(19,438)	(14,266)

Net cash restricted as collateral for borrowings	-	-	(30,429)
Net cash provided by (used in) all other financing activities	4,246	(34,799)	(1,975)
Net cash provided by (used in) financing activities	4,246	(34,799)	(32,404)

Effect of exchange rate changes on cash	(4,253)	498	(124)
Cash flows from discontinued operations	178,342	-	-
Net increase (decrease) in cash and cash equivalents	80,586	(2,172)	(67,494)
Cash and cash equivalents at end of year	$120,929	$118,757	$51,263

Borrowing and Cash Positions (in Thousands)

Cash and cash equivalents	$120,929	$118,757	$51,263
Cash restricted as collateral for borrowings	-	-	30,429
Short-term investments	4,178	4,775	5,226
Total cash, cash restricted for borrowings and short-term investments	125,107	123,532	86,918

Short-term borrowings, including current portion of long-term debt
Accounts receivable securitization program	50,000	50,000	50,000
Bank loans and other	58,216	24,329	23,140
Long-term debt, excluding current portion	12,082	11,380	10,626
Total short-term borrowings and long-term debt	120,298	85,709	83,766

Cash, cash restricted for borrowings and short-term investments net of short-term borrowings and long-term debt	$4,809	$37,823	$3,152

Note: Due to the pending restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.“”